Exhibit 3.127

EXHIBIT 1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

(f/k/a LIVE GLOBAL BID, INC.)

a Nevada corporation

LiveBlock Auctions International, Inc. (f/k/a Live Global Bid, Inc.), a Nevada corporation (the “Corporation”), hereby sets forth its Amended and Restated Articles of Incorporation as follows:

ARTICLE I

NAME

The name of the Corporation shall be LiveBlock Auctions International, Inc.

ARTICLE II

REGISTERED AGENT

The registered agent of the Corporation shall be CSC Services of Nevada, Inc. The address of the registered agent of the Corporation is 502 East John Street, Carson City, Nevada 89706.

ARTICLE III

SHARES

Section 3.1 The Corporation is authorized to issue up to One Thousand (1,000) shares with a par value per share of $0.001.

Section 3.2 All of the shares of stock shall be of the same class, without preference or distinction.

Section 3.3 The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the board of directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the articles of incorporation shall not be amended in this respect.

Section 3.4 Cumulative voting by any shareholder is denied.

Section 3.5 No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized, whether or not the issuance of any shares, notes, debentures or bonds would adversely affect the dividend or voting rights of the shareholder.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.1 The exact number of members of the Board of Directors shall be prescribed from time to time according to the Bylaws of the Corporation.

Section 4.2 The members of the Board of Directors, until changed according to the Bylaws of the Corporation, shall be James Hallett, of 13085 Hamilton Cross Boulevard, Carmel, Indiana 46032, and John Nordin, of 13085 Hamilton Cross Boulevard, Carmel, Indiana 46032.

Section 4.3 In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Chapter 78 of the Nevada Revised Statutes or other statutes or laws of the State of Nevada, the board of directors is expressly authorized: (i) to make, amend, alter, or repeal the bylaws of the Corporation; (ii) to provide indemnification of directors, officers, employees, agents, and other persons to the fullest extent permitted by law through bylaw provisions, agreements with the indemnitees, vote of shareholders or disinterested directors or otherwise; and (iii) to fix and determine designations, preferences, privileges, rights, and powers and relative, participating, optional, or other special rights, qualifications, limitations, or restrictions on the capital stock of the Corporation as provided by Nev. Rev. Stat. §§78.195 and 78.196, unless otherwise provided herein.

ARTICLE V

LIABILITY OF OFFICERS AND DIRECTORS

No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as an officer or director, excepting only (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of dividends in violation of Nev. Rev. Stat. §78.300. No amendment or repeal of this Article 5 applies to or has any effect on the liability or alleged liability of any officer or director of this Corporation for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by law.

ARTICLE VI

APPLICABILITY OF NEVADA REVISED STATUTES

The provisions of Nev. Rev. Stat. §§ 78.378 to 78.3793, inclusive, do not apply to the Corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. Further, the Corporation expressly elects not to be governed by Nev. Rev. Stat. §§ 78.411 to 78.444, inclusive.

[END OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF LIVEBLOCK AUCTIONS INTERNATIONAL, INC. (f/k/a LIVE GLOBAL BID, INC.)]